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                                                                 Exhibit (a)(23)

"PASS IT ON"
:60


(Background Sound Effects: "City Street/Traffic")
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Man (whispering):        Pssst... lady... a new name in personal insurance is
                         coming to Des Moines... pass it on.

Woman:                   Who?

Man:                     You!

Woman:                   No... who's coming to town?

Man:                     Oh. Nationwide Insurance.

Woman: Nationwide Insurance is coming to Des Moines? Wow! I had my home and car insured with them when I lived back East.

Man (sarcastically):     Lucky you.

Woman: Hey, Mr. Smarty Pants... I bet you don't know that Nationwide is the country's fourth largest auto insurer. Or that they've been providing great customer service for 72 years.

Man (monotone):          Anything else?

Woman: Only that Nationwide has an A+ financial rating, not to mention their super reputation for being a great place to work and you can trust them. Plus, did I mention Farmland Insurance and Wausau are part of the Nationwide family?

Man:                     Okay... are you ready to pass it on now?

Woman:                   Pass what on?

Man:                     Geesh!

Jingle Chorus:           Nationwide is on your side!